Exhibit 99.1

News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact: Mark Oswald (734) 855-3140 Media Contact: John Wilkerson (734) 855-3864

TRW Reports Fourth Quarter and Full Year 2012 Financial Results

•                  Fourth quarter sales of $4.0 billion, an increase of 4% excluding the impact of currency movements and divestitures; record full year sales of $16.4 billion, an increase of 7% on the same basis.

•                  Fourth quarter GAAP net earnings of $3.26 per diluted share; full year GAAP net earnings of $7.83 per diluted share.

•                  Excluding special items, fourth quarter net earnings of $1.55 per diluted share; full year net earnings of $6.14 per diluted share.

•                  Fourth quarter free cash flow (cash flow from operating activities less capital expenditures) of $413 million; 2012 full year free cash flow of $333 million.

•                  Total gross debt and net debt of $1,462 million and $239 million, respectively — both historic lows for the Company.

•                  Returned $268 million to shareholders through share repurchases in 2012.

LIVONIA, MICHIGAN, February 15, 2013 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported fourth quarter 2012 financial results with sales of $4.0 billion, an increase of 1% compared to the prior year period (up 4% excluding the impact of currency movements and divestitures).  The Company reported GAAP fourth quarter net earnings of $419 million or $3.26 per diluted share.

Excluding special items from the Company’s current and prior year quarterly results, the Company reported fourth quarter 2012 net earnings of $199 million, or $1.55 per diluted share, which compares to net earnings of $238 million or $1.84 per diluted share in the prior year period.

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The Company’s full year 2012 sales grew to a record $16.4 billion, an increase of 7% compared to 2011 excluding the impact of currency movements and divestitures.  For the year, GAAP net earnings were $1,008 million, or $7.83 per diluted share.  Similar to the Company’s quarterly results, both the 2012 and 2011 full year results contain special items.  Excluding special items, the Company reported full year 2012 net earnings of $788 million, or $6.14 per diluted share, which compares to net earnings of $971 million, or $7.42 per diluted share in 2011.  Compared to last year’s pro forma adjusted results (reflecting the U.S. deferred tax asset valuation allowance reversal), diluted earnings per share in 2012 were slightly higher compared to full year 2011.

“2012 was a successful year for TRW as the Company delivered solid financial performance, as evidenced by our fourth quarter and full year results reported today.  We also continued to execute our significant growth strategy and initiated a $1 billion share repurchase program,” said John C. Plant, Chairman and Chief Executive Officer.  “TRW’s success and ability to build on its positive momentum, despite the challenges the automotive industry faced in Europe during the year, demonstrate the Company’s resilience and strong market position.”

Fourth Quarter 2012

The Company reported fourth quarter 2012 sales of $4.0 billion, an increase of $46 million from the prior year period.  The impact of increasing demand for TRW’s innovative technologies, higher vehicle production volumes in North America and China and a higher level of module sales globally were partially offset by sharply lower vehicle production in Europe and the negative impact of currency movements between the two periods.

The Company’s fourth quarter 2012 operating income was $155 million, compared with $280 million in the 2011 period.  The 2012 and 2011 periods included restructuring and asset impairment charges totaling $88 million and $27 million, respectively.  In addition, the current period included a net charge of $52 million relating to certain pension and other post retirement benefit matters, primarily lump sum pension buyouts made to certain of our U.S. retirees and former employees, partially offset by certain post employment benefit plan settlements.  Excluding these special items from both periods, operating income for the fourth quarter was $295 million, which compares to $307 million in the prior year period.  The positive contribution from the higher level of sales

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and lower legal expense was more than offset by planned increases in costs to support future growth and the negative profit impact of currency movements between the two periods.

Net interest expense for the fourth quarter of 2012 totaled $29 million, which compares to $28 million in the 2011 period.  In addition, the 2011 period included a net loss on retirement of debt totaling $1 million.

A tax benefit of $286 million was recognized in the fourth quarter of 2012, which compares to a benefit of $174 million in the prior year period.  Both the 2012 and 2011 periods include special tax items.  In 2012, net special tax items totaling $360 million were recognized primarily relating to changes in TRW’s overall deferred tax position as a result of tax planning initiatives and the reversal of the Company’s valuation allowance on deferred tax assets in Canada.  The 2011 period included $217 million of net special tax items, the most significant of which was associated with the reversal of the valuation allowance on the Company’s deferred income tax assets in the United States.

The Company reported 2012 fourth quarter GAAP net earnings of $419 million, or $3.26 per diluted share, which compares to GAAP net earnings of $425 million, or $3.27 per diluted share in the 2011 period.

Excluding special items, the Company reported fourth quarter 2012 net earnings of $199 million, or $1.55 per diluted share, which compares to net earnings of $238 million or $1.84 per diluted share in the 2011 period.  Compared to last year’s pro forma adjusted results (reflecting the U.S. deferred tax asset valuation allowance reversal), diluted earnings per share in the fourth quarter of 2012 were slightly higher compared to the 2011 period.

Earnings before interest, taxes, depreciation and amortization and special items (“adjusted EBITDA”) were $404 million in the fourth quarter of 2012, compared to the prior year level of $413 million.  See page A6 for a description of the special items excluded in calculating adjusted EBITDA.

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Full Year 2012

The Company reported record 2012 sales of $16.4 billion, an increase of $200 million compared to prior year sales (up 7% excluding the impact of currency movements and divestitures).  The increase in sales resulted from a higher level of demand for TRW’s broad array of active and passive safety products, improved vehicle production volumes in North America and a higher level of module sales globally, partially offset by lower vehicle production volumes in Europe and the negative impact of currency movements between the two periods.

For full year 2012, the Company reported operating income of $1,085 million which compares to $1,260 million in the prior year.  The 2012 period included restructuring and asset impairment charges totaling $95 million and a net charge of $52 million relating to certain pension and other post retirement benefit matters, primarily lump sum pension buyouts made to certain of our U.S. retirees and former employees, partially offset by certain post employment benefit plan settlements.  The 2011 period included restructuring and asset impairment charges of $27 million, a gain related to a favorable resolution of a commercial matter totaling $19 million and a charge related to the termination of a service contract totaling $10 million.  Excluding these items from both periods, the Company reported operating income of $1,232 million in 2012, which compares to $1,278 million in the prior year.  The positive contribution from the higher level of sales was more than offset by planned increases in costs to support future growth and the negative profit impact from higher raw material prices and currency movements between the two periods.

Net interest expense for 2012 totaled $111 million, which compares to $118 million in the prior year period.  In addition, the 2012 period included a net loss on retirement of debt totaling $6 million compared with 2011, which recognized a net loss on retirement of debt totaling $40 million.

A tax benefit of $33 million was recognized in 2012, which compares to a benefit of $47 million in the prior year.  Excluding tax benefits related to special items in both years, tax expense was $340 million and $190 million for 2012 and 2011, respectively.  The increase in expense is attributable to a higher effective tax rate in the current period resulting from the reversal of the Company’s valuation allowance on deferred income tax assets in the United States that occurred in late 2011.

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The Company reported 2012 GAAP net earnings of $1,008 million, or $7.83 per diluted share, which compares to GAAP net earnings of $1,157 million, or $8.82 per diluted share in the prior year period.

Excluding special items, the Company reported 2012 net earnings of $788 million, or $6.14 per diluted share, which compares to net earnings of $971 million or $7.42 per diluted share in 2011.  Compared to last year’s pro forma adjusted results (reflecting the U.S. deferred tax asset valuation allowance reversal), diluted earnings per share in 2012 were slightly higher compared to full year 2011.

Adjusted EBITDA totaled $1,648 million in 2012, compared to $1,726 million in the prior year.  See page A6 for a description of the special items excluded in calculating adjusted EBITDA.

Cash Flow and Capital Structure

Fourth quarter 2012 net cash flow provided by operating activities totaled $711 million, which compares to $608 million in the fourth quarter of 2011.  Capital expenditures were $298 million in the current quarter compared to $267 million last year.  Fourth quarter free cash flow (cash flow from operating activities less capital expenditures) was $413 million, compared to $341 million in the prior year quarter.

For full year 2012, net cash flow provided by operating activities totaled $956 million, which compares to $1,120 million in the prior year.  Capital expenditures were $623 million in 2012, which compares to $571 million last year.  For 2012, free cash flow was a positive $333 million, compared to $549 million in 2011.  The lower level of free cash flow compared with last year resulted primarily from higher capital expenditures, increased payments pertaining to benefit plans and higher cash taxes.

During 2012, TRW used approximately $321 million of cash to repurchase over 5.6 million shares of its common stock and retire $48 million of face value senior notes.

As of December 31, 2012, the Company had $1,462 million of debt and $1,223 million of cash and cash equivalents, resulting in net debt (defined as debt less cash and cash equivalents) of $239 million.  Both total debt and net debt set historic lows for the Company, $70 million and $52 million lower than the balances at the end of 2011, respectively.

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2013 Outlook

TRW’s planning assumptions for industry production volumes in 2013 are approximately 15.8 million units in North America and 18.3 million units in Europe, up 3% and down 4%, respectively, compared to 2012 levels.  The Company continues to expect expansion in vehicle production volumes in China and rest of world regions.  Based on these production levels and the Company’s expectations for foreign currency exchange rates, full year 2013 sales are expected to range between $16.4 billion and $16.7 billion, with first quarter sales expected to be approximately $4.1 billion.

“TRW enters 2013 from a position of strength.  Increased demand for the Company’s innovative products combined with our leading customer, product and regional diversification will help offset the difficult economic environment and lower vehicle production levels that are expected in Europe,” said Mr. Plant.  “Remaining focused on executing the Company’s growth strategy, while mitigating the negative impact related to the industry challenges in Europe, especially in the first half of the year, are key objectives in 2013.”

Fourth Quarter and Full Year 2012 Conference Call

The Company will host its fourth quarter conference call at 8:30 a.m. (Eastern time) today, Friday, February 15th, to discuss financial results and other related matters.  To participate in the conference call, please dial (877) 852-7898 for U.S. locations, or (706) 634-1095 for international locations.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will be accessible afterward for approximately two weeks.  To access the replay, U.S. locations should dial (855) 859-2056, and locations outside the U.S. should dial (404) 537-3406. The replay code is 86342613.  A live audio webcast and replay of the conference call will also be available on the Company’s website at www.trw.com.

Reconciliation to GAAP

In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”), such as net earnings, operating income, diluted earnings per share and tax expense each excluding special items; adjusted EBITDA; and free cash flow.  Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments and to forecast future periods.  Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance.  Such measures are frequently used by

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security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.  In addition, the Company has provided a comparison of adjusted diluted earnings per share to pro forma adjusted results in order to reflect a tax valuation neutral comparison to the prior period.

Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies.  For a reconciliation of non-GAAP measures to the most comparable GAAP financial measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.

About TRW

With 2012 sales of $16.4 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 25 countries and employs approximately 65,000 people worldwide.  TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services.  All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated.  TRW Automotive news is available on the internet at www.trw.com.

Forward-Looking Statements

This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  We caution readers not to place undue reliance on these statements, which speak only as of the date hereof.  All forward-looking statements are subject to numerous assumptions, risks and uncertainties which could cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Report on Form 10-K for the fiscal year ended December 31, 2011 (our “Form 10-K”) and our Reports on Form 10-Q for the fiscal quarters ended March 30, 2012, June 29, 2012 and September 28, 2012 such as: any developments related to antitrust investigations adversely affecting our financial condition, results, cash flows or reputation; economic conditions adversely affecting our business, results or the viability of our supply base; the unsuccessful implementation of our current expansion efforts adversely impacting our business or results; any shortage of supplies causing a production disruption for any customers or us; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; risks associated with non-U.S. operations, including economic and political uncertainty in some regions, adversely affecting our business, results or financial condition; any inability to protect our intellectual property rights adversely affecting our business or our competitive position; the loss of any of our largest customers materially adversely affecting us; commodity inflationary pressures adversely affecting our profitability or supply base; pricing pressures from our customers adversely affecting our profitability; costs of product liability, warranty and recall claims and efforts by customers to adversely alter contract terms and conditions concerning warranty and recall participation; costs  or adverse effects on our business, reputation and results from governmental regulations; costs or liabilities relating to environmental, health and safety regulations adversely affecting our results; any increase in the expense of our pension and other postretirement benefits or the funding requirements of our pension plans reducing our profitability; work stoppages or other labor issues at our facilities or at the facilities of our customers or those in our supply chain adversely affecting our business or results; any disruption in our information technology systems adversely impacting our business and operations; any impairment of a significant amount of our goodwill or other intangible assets; and other risks and uncertainties set forth in our Form 10-K and in our other filings with the U.S.

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Securities and Exchange Commission.  We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.

# # #

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TRW Automotive Holdings Corp.

Index of Consolidated Financial Information

Page

Consolidated Statements of Earnings (unaudited) for the three months ended December 31, 2012 and December 31, 2011	A2

Consolidated Statements of Earnings for the years ended December 31, 2012 (unaudited) and December 31, 2011	A3

Consolidated Balance Sheets as of December 31, 2012 (unaudited) and December 31, 2011	A4

Consolidated Statements of Cash Flows for the years ended December 31, 2012 (unaudited) and December 31, 2011	A5

Reconciliation of Non-GAAP Financial Measures (unaudited) for the three months and years ended December 31, 2012 and December 31, 2011	A6

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited):

• For the three months ended December 31, 2012	A7

• For the year ended December 31, 2012	A8

• For the three months ended December 31, 2011	A9

• For the year ended December 31, 2011	A10

The accompanying unaudited consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2011, and Quarterly Reports on Form 10-Q for the periods ended March 30, 2012, June 29, 2012, and September 28, 2012, each of which were filed with the United States Securities and Exchange Commission.

A1

TRW Automotive Holdings Corp.

Consolidated Statements of Earnings

(Unaudited)

	Three Months Ended
	December 31,
(In millions, except per share amounts)	2012	2011

Sales	$4,032	$3,986
Cost of sales	3,607	3,535
Gross profit	425	451
Administrative and selling expenses	197	159
Amortization of intangible assets	3	3
Restructuring charges and asset impairments	88	27
Other (income) expense — net	(18)	(18)
Operating income	155	280
Interest expense — net	29	28
Loss on retirement of debt — net	—	1
Adjustment to gain on business acquisition	—	2
Equity in earnings of affiliates, net of tax	(11)	(10)
Earnings before income taxes	137	259
Income tax benefit	(286)	(174)
Net earnings	423	433
Less: Net earnings attributable to noncontrolling interest, net of tax	4	8
Net earnings attributable to TRW	$419	$425

Basic earnings per share:
Earnings per share	$3.45	$3.44
Weighted average shares outstanding	121.3	123.7

Diluted earnings per share:
Earnings per share	$3.26	$3.27
Weighted average shares outstanding	128.7	131.0

A2

TRW Automotive Holdings Corp.

Consolidated Statements of Earnings

	Years Ended
	December 31,
(In millions, except per share amounts)	2012	2011
	(Unaudited)

Sales	$16,444	$16,244
Cost of sales	14,655	14,384
Gross profit	1,789	1,860
Administrative and selling expenses	634	613
Amortization of intangible assets	12	15
Restructuring charges and asset impairments	95	27
Other (income) expense — net	(37)	(55)
Operating income	1,085	1,260
Interest expense — net	111	118
Loss on retirement of debt — net	6	40
Gain on business acquisition	—	(7)
Equity in earnings of affiliates, net of tax	(40)	(39)
Earnings before income taxes	1,008	1,148
Income tax benefit	(33)	(47)
Net earnings	1,041	1,195
Less: Net earnings attributable to noncontrolling interest, net of tax	33	38
Net earnings attributable to TRW	$1,008	$1,157

Basic earnings per share:
Earnings per share	$8.24	$9.37
Weighted average shares outstanding	122.4	123.5

Diluted earnings per share:
Earnings per share	$7.83	$8.82
Weighted average shares outstanding	129.7	133.0

A3

TRW Automotive Holdings Corp.

Consolidated Balance Sheets

	As of December 31,
(Dollars in millions)	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,223	$1,241
Accounts receivable — net	2,200	2,222
Inventories	975	845
Prepaid expenses and other current assets	165	126
Deferred income taxes	165	193
Total current assets	4,728	4,627

Property, plant and equipment — net	2,385	2,137
Goodwill	1,756	1,753
Intangible assets — net	293	298
Pension assets	823	918
Deferred income taxes	380	87
Other assets	492	442
Total assets	$10,857	$10,262

Liabilities and Equity
Current liabilities:
Short-term debt	$67	$65
Current portion of long-term debt	26	39
Trade accounts payable	2,423	2,306
Accrued compensation	254	283
Income taxes	36	69
Other current liabilities	1,075	1,078
Total current liabilities	3,881	3,840

Long-term debt	1,369	1,428
Postretirement benefits other than pensions	396	421
Pension benefits	898	831
Deferred income taxes	123	173
Long-term liabilities	421	430
Total liabilities	7,088	7,123

Commitments and contingencies

Stockholders’ equity:
Capital stock	1	1
Paid-in-capital	1,635	1,602
Retained earnings	2,408	1,668
Accumulated other comprehensive earnings (losses)	(466)	(331)
Total TRW stockholders’ equity	3,578	2,940
Noncontrolling interest	191	199
Total equity	3,769	3,139
Total liabilities and equity	$10,857	$10,262

A4

TRW Automotive Holdings Corp.

Consolidated Statements of Cash Flows

	Years Ended
	December 31,
(Dollars in millions)	2012	2011
	(Unaudited)
Operating Activities
Net earnings	$1,041	$1,195
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	409	447
Net pension and other postretirement benefits income and contributions	(224)	(282)
Net gain on sales of assets and divestitures	(6)	(15)
Amortization of debt issuance costs	5	7
Loss on retirement of debt — net	6	40
Gain on business acquisition	—	(7)
Asset impairment charges	4	7
Deferred income taxes	(204)	(145)
Share-based compensation expense	21	15
Exchangeable bond premium amortization	7	8
Other — net	(32)	(14)
Changes in assets and liabilities, net of effects of businesses acquired:
Accounts receivable — net	76	(210)
Inventories	(113)	(105)
Trade accounts payable	62	279
Prepaid expense and other assets	(47)	19
Other liabilities	(49)	(119)
Net cash provided by operating activities	956	1,120

Investing Activities
Capital expenditures, including other intangible assets	(623)	(571)
Cash acquired in acquisition of business	—	15
Net proceeds from asset sales and divestitures	15	47
Net cash used in investing activities	(608)	(509)

Financing Activities
Change in short-term debt	—	41
Proceeds from issuance of long-term debt, net of fees	3	1
Fees paid to refinance credit facility	(9)	—
Redemption of long-term debt	(86)	(455)
Repurchase of capital stock	(268)	—
Proceeds from exercise of stock options	21	20
Dividends paid to noncontrolling interest	(46)	(12)
Net cash used in financing activities	(385)	(405)
Effect of exchange rate changes on cash	19	(43)
(Decrease) increase in cash and cash equivalents	(18)	163
Cash and cash equivalents at beginning of period	1,241	1,078
Cash and cash equivalents at end of period	$1,223	$1,241

A5

TRW Automotive Holdings Corp.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

EBITDA, Adjusted EBITDA and free cash flow are not recognized terms under GAAP and do not purport to be alternatives to the most comparable GAAP amounts.  Further, since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies.

EBITDA and Adjusted EBITDA

EBITDA as calculated below is a measure used by management to evaluate the operating performance of the Company and its business segments and to forecast future periods.  Adjusted EBITDA is defined as EBITDA excluding restructuring charges, asset impairments and other significant special items.  Management uses Adjusted EBITDA to evaluate the performance of ongoing operations separate from items that may have a disproportionate impact in any particular period.  EBITDA and Adjusted EBITDA are frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

EBITDA and Adjusted EBITDA do not purport to be alternatives to net earnings as an indicator of operating performance, nor to cash flows from operating activities as a measure of liquidity.  Additionally, neither is intended to be a measure of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in millions)	2012	2011	2012	2011

GAAP net earnings attributable to TRW	$419	$425	$1,008	$1,157
Income tax benefit	(286)	(174)	(33)	(47)
Interest expense - net	29	28	111	118
Depreciation and amortization	102	104	409	447
EBITDA	264	383	1,495	1,675
Restructuring charges and asset impairments	88	27	95	27
Pension buyouts and OPEB curtailments	52	—	52	—
Termination of a service contract	—	—	—	10
Loss on retirement of debt - net	—	1	6	40
Favorable resolution of a commercial matter	—	—	—	(19)
Gain on business acquisition	—	2	—	(7)
Adjusted EBITDA	$404	$413	$1,648	$1,726

Free Cash Flow

Free cash flow represents net cash provided by (used in) operating activities less capital expenditures, and is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods.  However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in millions)	2012	2011	2012	2011

Cash flow provided by (used in) operating activities	$711	$608	$956	$1,120
Capital expenditures	(298)	(267)	(623)	(571)
Free cash flow	$413	$341	$333	$549

A6

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

Among other adjustments, the Company recorded restructuring charges of $86 million related to severance and other charges, and asset impairment charges of $2 million.

(In millions, except per share amounts)	Three Months Ended December 31, 2012 Actual	Adjustments		Three Months Ended December 31, 2012 Adjusted

Sales	$4,032	$—		$4,032
Cost of sales	3,607	—		3,607
Gross profit	425	—		425
Administrative and selling expenses	197	(52	)(a)	145
Amortization of intangible assets	3	—		3
Restructuring charges and asset impairments	88	(88	)(b)	—
Other (income) expense — net	(18)	—		(18)
Operating income	155	140		295
Interest expense — net	29	—		29
Equity in earnings of affiliates, net of tax	(11)	—		(11)
Earnings before income taxes	137	140		277
Income tax (benefit) expense	(286)	360	(c)	74
Net earnings	423	(220)		203
Less: Net earnings attributable to noncontrolling interest, net of tax	4	—		4
Net earnings attributable to TRW	$419	$(220)		$199

Basic earnings per share:
Earnings per share	$3.45			$1.64
Weighted average shares outstanding	121.3			121.3

Diluted earnings per share:
Earnings per share	$3.26			$1.55
Weighted average shares outstanding	128.7			128.7

(a)   Represents the elimination of pension buyouts and OPEB curtailments.

(b)   Represents the elimination of restructuring charges and asset impairments.

(c)   Represents the elimination of (i) the reversal of the Company’s valuation allowance on net deferred tax assets in Canada, and tax benefits related to various tax planning initiatives and other tax matters, and (ii) the income tax impact of the above adjustments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.

A7

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

Among other adjustments, the Company recorded restructuring charges of $91 million related to severance and other charges, and asset impairment charges of $4 million.

(In millions, except per share amounts)	Year Ended December 31, 2012 Actual	Adjustments		Year Ended December 31, 2012 Adjusted

Sales	$16,444	$—		$16,444
Cost of sales	14,655	—		14,655
Gross profit	1,789	—		1,789
Administrative and selling expenses	634	(52	)(a)	582
Amortization of intangible assets	12	—		12
Restructuring charges and asset impairments	95	(95	)(b)	—
Other (income) expense — net	(37)	—		(37)
Operating income	1,085	147		1,232
Interest expense — net	111	—		111
Loss on retirement of debt — net	6	(6)	(c)	—
Equity in earnings of affiliates, net of tax	(40)	—		(40)
Earnings before income taxes	1,008	153		1,161
Income tax (benefit) expense	(33)	373	(d)	340
Net earnings	1,041	(220)		821
Less: Net earnings attributable to noncontrolling interest, net of tax	33	—		33
Net earnings attributable to TRW	$1,008	$(220)		$788

Basic earnings per share:
Earnings per share	$8.24			$6.44
Weighted average shares outstanding	122.4			122.4

Diluted earnings per share:
Earnings per share	$7.83			$6.14
Weighted average shares outstanding	129.7			129.7

(a)   Represents the elimination of pension buyouts and OPEB curtailments.

(b)   Represents the elimination of restructuring charges and asset impairments.

(c)   Represents the elimination of the loss on retirement of debt.

(d)   Represents the elimination of (i) the reversal of the Company’s valuation allowance on net deferred tax assets in Canada, and tax benefits related to various tax planning initiatives and other tax matters, and (ii) the income tax impact of the above adjustments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.

A8

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

Among other adjustments, the Company recorded restructuring charges of $21 million related to severance and other charges, and asset impairment charges of $6 million.

(In millions, except per share amounts)	Three Months Ended December 31, 2011 Actual	Adjustments		Three Months Ended December 31, 2011 Adjusted

Sales	$3,986	$—		$3,986
Cost of sales	3,535	—		3,535
Gross profit	451	—		451
Administrative and selling expenses	159	—		159
Amortization of intangible assets	3	—		3
Restructuring charges and asset impairments	27	(27	)(a)	—
Other (income) expense — net	(18)	—		(18)
Operating income	280	27		307
Interest expense — net	28	—		28
Loss on retirement of debt — net	1	(1	)(b)	—
Adjustment to gain on business acquisition	2	(2	)(c)	—
Equity in earnings of affiliates, net of tax	(10)	—		(10)
Earnings before income taxes	259	30		289
Income tax (benefit) expense	(174)	217	(d)	43
Net earnings	433	(187)		246
Less: Net earnings attributable to noncontrolling interest, net of tax	8	—		8
Net earnings attributable to TRW	$425	$(187)		$238

Basic earnings per share:
Earnings per share	$3.44			$1.92
Weighted average shares outstanding	123.7			123.7

Diluted earnings per share:
Earnings per share	$3.27			$1.84
Weighted average shares outstanding	131.0			131.0

(a)   Represents the elimination of restructuring charges and asset impairments.

(b)   Represents the elimination of the loss on retirement of debt.

(c)   Represents the elimination of the adjustment to gain on business acquisition.

(d)   Represents the elimination of (i) the reversals of valuation allowances on net deferred tax assets in the U.S. and certain foreign subsidiaries, (ii) the income tax impact of the adjustments made to restructuring charges and asset impairments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, and (iii) tax benefits related to the favorable resolution of various tax matters.

A9

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

Among other adjustments, the Company recorded restructuring charges of $20 million related to severance and other charges, and asset impairment charges of $7 million.

(In millions, except per share amounts)	Year Ended December 31, 2011 Actual	Adjustments		Year Ended December 31, 2011 Adjusted

Sales	$16,244	$—		$16,244
Cost of sales	14,384	19	(a)	14,403
Gross profit	1,860	(19)		1,841
Administrative and selling expenses	613	(10	)(b)	603
Amortization of intangible assets	15	—		15
Restructuring charges and asset impairments	27	(27	)(c)	—
Other (income) expense — net	(55)	—		(55)
Operating income	1,260	18		1,278
Interest expense — net	118	—		118
Loss on retirement of debt — net	40	(40	)(d)	—
Gain on business acquisition	(7)	7	(e)	—
Equity in earnings of affiliates, net of tax	(39)	—		(39)
Earnings before income taxes	1,148	51		1,199
Income tax (benefit) expense	(47)	237	(f)	190
Net earnings	1,195	(186)		1,009
Less: Net earnings attributable to noncontrolling interest, net of tax	38	—		38
Net earnings attributable to TRW	$1,157	$(186)		$971

Basic earnings per share:
Earnings per share	$9.37			$7.86
Weighted average shares outstanding	123.5			123.5

Diluted earnings per share:
Earnings per share	$8.82			$7.42
Weighted average shares outstanding	133.0			133.0

(a)   Represents the elimination of the gain related to the favorable resolution of a commercial matter.

(b)   Represents the elimination of the expense related to the termination of service contract.

(c)   Represents the elimination of restructuring charges and asset impairments.

(d)   Represents the elimination of the loss on retirement of debt.

(e)   Represents the elimination of the gain on business acquisition.

(f)    Represents the elimination of (i) the reversals of valuation allowances on net deferred tax assets in the U.S. and certain foreign subsidiaries, (ii) the income tax impact of the adjustments made to restructuring charges and asset impairments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, and (iii) tax benefits related to the favorable resolution of various tax matters in foreign jurisdictions.

A10